Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com
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December 22, 2015 William Lyon Homes, Inc. 4695 MacArthur Court, 8th Floor Newport Beach, California 92660	Abu Dhabi Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement on Form S-4 Relating to Exchange Offer for up to $50,000,000 in Aggregate Principal Amount of William Lyon Homes, Inc.’s 7.00% Senior Notes Due 2022

Ladies and Gentlemen:

We have acted as special counsel to William Lyon Homes, Inc., a California corporation (the “Company”), in connection with the issuance of up to $50,000,000 in aggregate principal amount of its 7.00% Senior Notes due 2022 (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Guarantees”) by each of the entities listed on Exhibit A-1 hereto (the “Specified Guarantors”) and the entities listed on Exhibit A-2 hereto (the “Additional Guarantors” and together with the Specified Guarantors, the “Guarantors”), under an indenture, dated as of August 11, 2014, among the Company (as successor to WLH PNW Finance Corp.), the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee (as amended and supplemented, the “Indenture”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2015 (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued in exchange for certain of the Company’s outstanding 7.00% Senior Notes due 2022 (the “Old Notes”), and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining

December 22, 2015

herein as to the internal laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the California Corporations Code and the California Revised Uniform Limited Liability Company Act, as applicable, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the States of Arizona, Nevada, Oregon and Washington are addressed in the letters of Bryan Cave LLP, Greenberg Traurig, LLP and Davis Wright Tremaine LLP, respectively, which have been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Old Notes in the circumstances contemplated by the Registration Statement and Prospectus, the Exchange Notes and Guarantees will have been duly authorized by all necessary corporate action of the Company and all corporate, limited liability company or partnership action, as applicable, of the Specified Guarantors, and the Exchange Notes and the Guarantees will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability, where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, and (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief.

With your consent, we have assumed (a) that the Indenture, the Exchange Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Specified Guarantors, as applicable, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, as applicable, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

December 22, 2015

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

December 22, 2015

Exhibit A-1

Specified Guarantors

1.	William Lyon Homes, a Delaware corporation

2.	California Equity Funding, Inc., a California corporation

3.	PH-LP Ventures, a California corporation

4.	Duxford Financial, Inc., a California corporation

5.	Sycamore CC, Inc., a California corporation

6.	Presley CMR, Inc., a California corporation

7.	PH-Rielly Ventures, a California corporation

8.	HSP Inc., a California corporation

9.	PH Ventures-San Jose, a California corporation

10.	Presley Homes, a California corporation

11.	WLH Enterprises, a California general partnership

12.	Lyon East Garrison Company I, LLC, a California limited liability company

13.	Lyon Waterfront, LLC, a Delaware limited liability company

14.	Polygon WLH LLC, a Delaware limited liability company

December 22, 2015

Exhibit A-2

Additional Guarantors

1.	William Lyon Southwest, Inc., an Arizona corporation

2.	Circle G at the Church Farm North Joint Venture, LLC, an Arizona limited liability company

3.	Mountain Falls, LLC, a Nevada limited liability company

4.	Mountain Falls Golf Course, LLC, a Nevada limited liability company

5.	Cascadian South L.L.C., an Oregon limited liability company

6.	460 Central, L.L.C., a Washington limited liability company

7.	Baseline Woods SFD I, L.L.C., a Washington limited liability company

8.	Baseline Woods SFD II, L.L.C., a Washington limited liability company

9.	Baseline Woods West, L.L.C., a Washington limited liability company

10.	Bethany Creek Falls, L.L.C, a Washington limited liability company

11.	Brownstone At Issaquah Highlands, L.L.C., a Washington limited liability company

12.	Bryant Heights, L.L.C., a Washington limited liability company

13.	Bull Mountain Ridge, L.L.C., a Washington limited liability company

14.	Calais At Villebois, L.L.C., a Washington limited liability company

15.	Cascadian King Company, L.L.C., a Washington limited liability company

16.	Cascara At Redmond Ridge, L.L.C., a Washington limited liability company

17.	Cedar Falls Way LLC, a Washington limited liability company

18.	Cornelius Pass Townhomes, L.L.C., a Washington limited liability company

19.	Edgewater Tualatin, L.L.C., a Washington limited liability company

20.	Grande Pointe At Villebois, L.L.C., a Washington limited liability company

21.	High Point III, L.L.C., a Washington limited liability company

December 22, 2015

22.	Highcroft at Sammamish, L.L.C., a Washington limited liability company

23.	Issaquah Highlands Investment Fund, L.L.C., a Washington limited liability company

24.	Les Bois At Villebois, L.L.C., a Washington limited liability company

25.	Mill Creek Terrace, L.L.C., a Washington limited liability company

26.	Murray & Weir SFD, L.L.C., a Washington limited liability company

27.	Orenco Woods SFD, L.L.C., a Washington limited liability company

28.	Peasley Canyon Homes, L.L.C., a Washington limited liability company

29.	PNW Cascadian Company, L.L.C., a Washington limited liability company

30.	Polygon At Brenchley Estates, L.L.C., a Washington limited liability company

31.	Polygon At Sunset Ridge, L.L.C., a Washington limited liability company

32.	Polygon At Villebois II, L.L.C., a Washington limited liability company

33.	Polygon At Villebois III, L.L.C., a Washington limited liability company

34.	Polygon At Villebois IV, L.L.C., a Washington limited liability company

35.	Polygon At Villebois V, L.L.C., a Washington limited liability company

36.	Polygon Northwest Company, L.L.C., a Washington limited liability company

37.	Polygon Paymaster, L.L.C., a Washington limited liability company

38.	Ridgeview Townhomes, L.L.C., a Washington limited liability company

39.	Riverfront MF, L.L.C., a Washington limited liability company

40.	Riverfront SF, L.L.C., a Washington limited liability company

41.	Silverlake Center, L.L.C., a Washington limited liability company

42.	Spanaway 230, L.L.C., a Washington limited liability company

43.	Sparrow Creek, L.L.C., a Washington limited liability company

44.	The Reserve At Maple Valley, L.L.C., a Washington limited liability company

45.	The Reserve At North Creek, L.L.C., a Washington limited liability company

December 22, 2015

46.	Twin Creeks At Cooper Mountain, L.L.C., a Washington limited liability company

47.	Viewridge At Issaquah Highlands, L.L.C., a Washington limited liability company

48.	W.R. Townhomes F, L.L.C., a Washington limited liability company